                       AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF JANUARY 12, 1999



                                  BY AND AMONG

                          FIRST SECURITY CORPORATION,

                         FIRST SECURITY BANK OF NEVADA,

                                COMSTOCK BANCORP

                                      AND

                                 COMSTOCK BANK

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                                TABLE OF CONTENTS

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                                                                                  PAGE
                                                                                  ----
ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.1 The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.2 Directors and Officers of the Surviving Corporation . . . . . . . . . . . .4
     1.3 Subsequent Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE II  THE BANK MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.1 The Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.2 Directors and Officers of the Surviving Bank. . . . . . . . . . . . . . . .6
     2.3 Subsequent Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.4 Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE III CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . .7
     3.1 Conversion of Common Stock of Merging Entities. . . . . . . . . . . . . . .7
            (a) Conversion of Bancorp Common Stock . . . . . . . . . . . . . . . . .7
            (b) Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . .7
            (c) FSC Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.2 The Merging Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
            (a) FSB Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .9
            (b) Bank Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.3 Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.4 Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.5 Exchange of Shares and Certificates . . . . . . . . . . . . . . . . . . . 11
            (a) Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . 11
            (b) Exchange Procedures; Transfer of Shares. . . . . . . . . . . . . . 11
            (c) Distributions with Respect to Unexchanged Shares . . . . . . . . . 12
            (d) No Further Ownership Rights in Bancorp Common
                Stock; No Transfer Following the Closing Date. . . . . . . . . . . 13
            (e) Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . 13
            (f) Termination of Exchange Fund . . . . . . . . . . . . . . . . . . . 14
            (g) No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
            (h) Investment of Exchange Fund. . . . . . . . . . . . . . . . . . . . 15

ARTICLE IV  COVENANTS OF BANCORP AND BANK. . . . . . . . . . . . . . . . . . . . . 15
     4.1 Conduct of Business Pending the Closing . . . . . . . . . . . . . . . . . 15
            (a) Change in Capital Stock; Issuance of Shares. . . . . . . . . . . . 16
            (b) Options, Warrants, and Rights. . . . . . . . . . . . . . . . . . . 16
            (c) Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
            (d) Purchase of Shares . . . . . . . . . . . . . . . . . . . . . . . . 16
            (e) Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . 16

                                       i
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            (f) Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . 17
            (g) Acquisitions and Mergers . . . . . . . . . . . . . . . . . . . . . 17
            (h) Liens; Indebtedness; Increase in Compensation, etc.. . . . . . . . 17
            (i) Amendments to Charter, etc.. . . . . . . . . . . . . . . . . . . . 18
     4.2 Investigation; Access . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.3 Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.4 Termination of Employee Benefit Plans . . . . . . . . . . . . . . . . . . 20
     4.5 Information for Proxy Statement . . . . . . . . . . . . . . . . . . . . . 20
     4.6 Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.7 Notification of Actions . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK . . . . . . . . . . 21
     5.1 Organization, Conduct of Business, etc. . . . . . . . . . . . . . . . . . 22
     5.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.3 Options, SARs, Warrants, etc. . . . . . . . . . . . . . . . . . . . . . . 23
     5.4 Authorization; Validity of Agreement. . . . . . . . . . . . . . . . . . . 23
     5.5 Bancorp and Bank Reports. . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.6 Bancorp and Bank Financial Statements; No Undisclosed Liabilities . . . . 24
     5.7 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.8 Loan Loss Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.9 Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.10 Absence of Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.11 Absence of Material Adverse Changes. . . . . . . . . . . . . . . . . . . 28
     5.12 Actions, Proceedings and Investigations. . . . . . . . . . . . . . . . . 29
     5.13 Absence of Brokerage Commissions, etc. . . . . . . . . . . . . . . . . . 29
     5.14 Material Contracts.. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.15 Compliance With Laws; Documentation. . . . . . . . . . . . . . . . . . . 30
     5.16 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.17 Repurchase Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.18 Taxes and Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.19 Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     5.21 Section 280G . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     5.22 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VI  COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB . . . . . . . 38
     6.1 Organization, Conduct of Business, etc. . . . . . . . . . . . . . . . . . 38
     6.2 Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . 39
     6.3 FSC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.4 FSC Financial Statements; Tax Returns . . . . . . . . . . . . . . . . . . 39
     6.5 Absence of Material Adverse Changes . . . . . . . . . . . . . . . . . . . 40
     6.6 Absence of Defaults Under Agreements. . . . . . . . . . . . . . . . . . . 40
     6.7 Actions, Proceedings, and Investigations. . . . . . . . . . . . . . . . . 41


                                          ii
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     6.8 Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.9 FSC Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.10 Registration of Shares . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.11 Notification of Actions. . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.12 NASDAQ/NMS Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.13 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.14 Ongoing Credit Review. . . . . . . . . . . . . . . . . . . . . . . . . . 44
     6.15 Limitations on FSC's Conduct Prior to the Effective Time . . . . . . . . 44
     6.16 Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . 44
     6.17 FSB Board Position . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     6.18 Federal Home Loan Bank Membership. . . . . . . . . . . . . . . . . . . . 45

ARTICLE VII   PROXY STATEMENT; SHAREHOLDER MEETINGS. . . . . . . . . . . . . . . . 45
     7.1 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.2 Bancorp Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     7.3 Bank and FSB Action By Unanimous Written Consent. . . . . . . . . . . . . 47

ARTICLE VIII   CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . 47
     8.1 Conditions of Closing For All Parties . . . . . . . . . . . . . . . . . . 47
            (a) Regulatory Approval. . . . . . . . . . . . . . . . . . . . . . . . 47
            (b) Registration Statement, etc. . . . . . . . . . . . . . . . . . . . 48
            (c) No Injunction, etc.. . . . . . . . . . . . . . . . . . . . . . . . 48
            (d) Tax Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
            (e) Section 280G . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.2 Conditions of Closing For FSC and FSB . . . . . . . . . . . . . . . . . . 49
            (a) Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . 49
            (b) Bancorp and Bank Resolutions; Corporate Documents. . . . . . . . . 49
            (c) Bancorp and Bank Representations and Warranties. . . . . . . . . . 49
            (d) Comfort Letters. . . . . . . . . . . . . . . . . . . . . . . . . . 50
            (e) Opinion of Bancorp and Bank Counsel. . . . . . . . . . . . . . . . 50
            (f) Affiliate's Letter . . . . . . . . . . . . . . . . . . . . . . . . 50
            (g) Condition of Bank. . . . . . . . . . . . . . . . . . . . . . . . . 50
            (h) Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . 53
            (i) Condition of Properties. . . . . . . . . . . . . . . . . . . . . . 53
            (j) Options and Warrants . . . . . . . . . . . . . . . . . . . . . . . 53
            (k) Cafeteria Plan Issues. . . . . . . . . . . . . . . . . . . . . . . 53
     8.3 Conditions of Closing For Bancorp and Bank. . . . . . . . . . . . . . . . 54
            (a) FSC and FSB Representations and Warranties . . . . . . . . . . . . 54
            (b) Opinion of FSC Counsel . . . . . . . . . . . . . . . . . . . . . . 54
            (c) FSC Resolutions;  Corporate Documents. . . . . . . . . . . . . . . 54
            (d) Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . 55
            (e) Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 55


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


ARTICLE IX  CLOSING OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     9.1 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     9.2 Filing of Certificate of Merger and Articles of Merger. . . . . . . . . . 55

ARTICLE X   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     10.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 57

ARTICLE XI  ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.1 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.2 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     11.3 Instruments of Transfer, etc.. . . . . . . . . . . . . . . . . . . . . . 60
     11.4 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     11.5 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     11.6 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     11.7 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     11.8 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     11.9 Exclusive Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . 63
     11.10 Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     11.11 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     11.12 Nonsurvival of Representations, Warranties and Agreements . . . . . . . 65
     11.13 Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . 65
     11.14 Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     11.15 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     11.16 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     11.17 Definition of Material Adverse Effect . . . . . . . . . . . . . . . . . 66


EXHIBITS

     Exhibit A - Certificate of Merger (Delaware)
     Exhibit B - Articles of Merger (Nevada)


SCHEDULES
     Schedule 2.2             Directors of FSB
     Schedule 4.1(d)     --   Purchase of Shares
     Schedule 4.2        --   Investigation, Access
     Schedule 5.1        --   Organization, Conduct of Business
     Schedule 5.2        --   Capitalization
     Schedule 5.3        --   Options
     Schedule 5.5        --   Bank Reports
     Schedule 5.6        --   Financial Statements
     Schedule 5.7        --   Environmental Matters


                                     iv


     Schedule 5.9        --   Title to Properties
     Schedule 5.10       --   Absence of Defaults
     Schedule 5.11       --   Material Adverse Changes
     Schedule 5.12       --   Litigation, Etc.
     Schedule 5.14       --   Material Contracts
     Schedule 5.15       --   Compliance with Law
     Schedule 5.16       --   Employee Benefit Plans
     Schedule 5.18       --   Taxes
     Schedule 5.19       --   Consents
     Schedule 5.20       --   Insurance
     Schedule 8.1(d)     --   Form of Tax Opinion
     Schedule 8.2(d)     --   Comfort Letters
     Schedule 8.2(e)     --   Opinion of Bank and Bancorp
     Schedule 8.2(f)     --   Affiliate's Letter
     Schedule 8.2(h-1)   --   Barone Employment Agreement
     Schedule 8.2(h-2)   --   Platz Employment Agreement
     Schedule 8.3(b)     --   Opinion of FSC and FSB


                        AGREEMENT AND PLAN OF REORGANIZATION


       This Agreement and Plan of Reorganization, dated as of the 12th day of January, 1999 (this "AGREEMENT"), is made and entered into by and among FIRST SECURITY CORPORATION, a Delaware corporation ("FSC"), FIRST SECURITY BANK OF NEVADA, a bank organized under the laws of Nevada ("FSB"), COMSTOCK BANCORP, a Nevada corporation ("Bancorp"), and COMSTOCK BANK, a bank organized under the laws of Nevada ("BANK").


                                  R E C I T A L S:


       A. FSC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located in Salt Lake City, Utah. FSC is authorized by its Articles of Incorporation, as amended, to issue (i) 400,000 shares of preferred stock, each of no par value ("FSC PREFERRED STOCK"), 18,052 of which are designated as Class A Preferred Stock, of which 9,361 were issued and outstanding on November 30, 1998, and
(ii) 600,000,000 shares of common stock, each of $1.25 par value ("FSC COMMON STOCK"), of which as of November 30, 1998, there were 188,440,989 (net of Treasury) shares issued and outstanding ("BASIC SHARES").

       B. FSB is a bank duly organized under the laws of the State of Nevada, with its principal place of business located in Las Vegas, Nevada. FSB is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $1.00 par value ("FSB COMMON STOCK"), of which as of the date of this Agreement there were 4,329,161 shares issued and outstanding. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock.

       C. Bancorp is a corporation duly organized and existing under the laws of the State of Nevada, with its principal place of business located in Reno,

Nevada. Bancorp is authorized by its Articles of Incorporation to issue 15,000,000 shares of common stock, $.01 par value ("BANCORP COMMON STOCK"), of which, as of November 30, 1998, there were (i) 4,481,368 shares issued and outstanding, (ii) options outstanding for 651,732 shares as of such date (the "OPTIONS") and (iii) warrants outstanding for 52,800 shares (the "WARRANTS").

       D. Bank is a bank incorporated under the laws of the State of Nevada, having its principal place of business located in Reno, Nevada. Bank is authorized by its Articles of Incorporation to issue 6,000,000 shares of common stock, each of $.50 par value ("BANK COMMON STOCK"), of which as of the date of this Agreement there were 2,210,834 shares issued and outstanding. Bancorp owns beneficially and of record all of the issued and outstanding shares of Bank Common Stock.

       E. The parties hereto desire that Bancorp be merged with and into FSC (the "MERGER") pursuant to this Agreement and that certain Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER") and that immediately after the Merger, Bank be merged with and into FSB (the "BANK MERGER") pursuant to this Agreement and those certain Articles of Merger attached hereto as EXHIBIT B (the "BANK ARTICLES OF MERGER").


                                 A G R E E M E N T:


       NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I

                                  THE MERGER

       1.1    THE MERGER.

              (a) Pursuant to the laws of the States of Delaware and Nevada, and subject to the terms and conditions of this Agreement, at the effective time of the Certificate of Merger (the "EFFECTIVE TIME"), FSC and Bancorp (sometimes referred to herein as the "MERGING ENTITIES") shall consummate the Merger pursuant to which (a) Bancorp shall be merged with and into FSC, and the separate corporate existence of Bancorp shall thereupon cease; (b) FSC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware (the "SURVIVING CORPORATION"); and
(c) the separate corporate existence of FSC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. FSC, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in FSC without further act or deed. FSC shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and may be prosecuted to judgment as if the Merger had not taken place, or FSC may be substituted in place of the Merging Entities and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.

              (b) As of the Effective Time, the certificate of incorporation of FSC as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation. As of the Effective Time, the bylaws of FSC as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

       1.2 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation at the Effective Time shall be the directors and officers of FSC as of immediately prior to the Effective Time, and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

       1.3 SUBSEQUENT ACTIONS. If, at any time after the Merger, FSC shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSC its right, title, or interest in, to, or under any of the rights, properties, or assets of Bancorp acquired or to be acquired by FSC as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of FSC shall be authorized to execute and deliver, in the name and on behalf of Bancorp or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bancorp or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSC or otherwise to carry out this Agreement.

                                  ARTICLE II

                                THE BANK MERGER

       2.1    THE BANK MERGER.

              (a) Immediately after but essentially concurrently with the Merger, and pursuant to the laws of the State of Nevada, and subject to the terms and conditions of this Agreement, at the time that the Bank Articles of Merger become effective, FSB and Bank (sometimes collectively referred to herein as the "MERGING BANKS") shall consummate the Bank Merger pursuant to which (a) the Bank shall be merged with and into FSB, immediately after but essentially concurrently with the Merger, and the separate corporate existence of Bank shall thereupon cease; (b) FSB shall be the successor or surviving bank in the Merger and shall continue to be governed by the laws of the State of Nevada (sometimes referred to herein as the "SURVIVING BANK"); and (c) the separate corporate existence of FSB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger, except as set forth in this Article II. FSB, as the Surviving Bank, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks, and all property, real, personal and mixed and all debts due to the Merging Banks on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Banks shall be taken and deemed to be vested in FSB without further act or deed. FSB shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Banks and may be prosecuted to judgment as if the Bank Merger had not taken place, or FSB may be substituted in place of the Merging Banks and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Bank Merger.

              (b) As of the effective time of the Bank Merger, the articles of incorporation of FSB as in effect immediately prior to the Bank Merger shall be the articles of incorporation of the Surviving Bank without amendment until thereafter amended as provided by law and such articles of incorporation. As of the effective time of the Bank Merger, the bylaws of FSB as in effect immediately prior to the Bank Merger shall be the bylaws of the Surviving Bank without amendment until thereafter amended as provided by law and such bylaws.

       2.2 DIRECTORS AND OFFICERS OF THE SURVIVING BANK. The directors of the Surviving Bank shall be as set forth on Schedule 2.2 attached hereto and such individuals shall serve for a twelve month period from and after the Closing Date or until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Bank. The officers of the Surviving Bank at the effective time of the Bank Merger shall be the officers of FSB as of immediately prior to the Bank Merger and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Bank.

       2.3 SUBSEQUENT ACTIONS. If, at any time after the Bank Merger, FSB shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSB its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by FSB as a result of or in connection with the Bank Merger, or otherwise to carry out this Agreement, the officers and directors of FSB shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSB or otherwise to carry out this Agreement.

       2.4 CONVERSION OF SHARES. The manner and basis of converting the shares of the Merging Banks shall be as set forth in Article III, below.


                                  ARTICLE III

                           CONVERSION OF SECURITIES

       3.1    CONVERSION OF COMMON STOCK OF MERGING ENTITIES.

              (a) CONVERSION OF BANCORP COMMON STOCK. In accordance with this Agreement, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of Bancorp Common Stock, each issued and outstanding share of Bancorp Common Stock (of which there shall be no more than 5,185,900 shares fully diluted and assuming all Options and Warrants shall have been exercised or terminated) other than shares as to which dissenters' rights are perfected ("DISSENTING SHARES"), and all rights in respect thereof, shall be converted, IPSO FACTO, into the right to receive the Merger Consideration.

       As of the Effective Time, all such shares of Bancorp Common Stock, including all Option and Warrant shares, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate representing any shares of Bancorp Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, the Merger Consideration upon the terms and subject to the conditions set forth herein.

              (b)    CERTAIN DEFINITIONS

              "AVERAGE FSC SHARE PRICE" shall mean the average of the last sales prices per share of FSC Common Stock on the Nasdaq National Market for the ten (10) consecutive trading days preceding the

              Closing Date (such period referred to herein as the "CLOSING CALCULATION PERIOD"); subject to the following:

                            (i) if the Average FSC Share Price is greater than or equal to $24.05, the Average FSC Share Price shall be $24.05; and

                            (ii) if the Average FSC Share Price is less than or equal to $18.70, the Average FSC Share Price shall be $18.70.

              "BANCORP SHARE PRICE" shall mean, subject to adjustment pursuant to Section 8.2(g) below, $65,000,000 divided by (i) the total number of issued and outstanding shares of Bancorp Common Stock, plus (ii) the total number of shares of Bancorp Common Stock subject to all Vested Options, plus (iii) the total number of shares of Bancorp Common Stock subject to all Warrants.

              "EXCHANGE RATIO" shall mean (in each case, rounded to four digits to the right of the decimal point) that number of shares of FSC Common Stock (rounded to the nearest one thousandth) determined as follows:

                                Bancorp Share Price
                                -------------------
                              Average FSC Share Price

              "MERGER CONSIDERATION" for each share of Bancorp Common Stock being converted into shares of FSC Common Stock shall mean that number of duly authorized, validly issued, fully paid and nonassessable shares of FSC Common Stock equal to the Exchange Ratio; PROVIDED, HOWEVER, if, prior to the Effective Time, FSC should split, reclassify or combine the FSC Common Stock, or pay a stock dividend or other stock distribution in FSC Common Stock, as of a record date prior to the Effective
              Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Exchange Ratio and the total number of shares of FSC Common Stock to be issued in the transaction so as to maintain the proportional interest in FSC Common
              Stock which the shareholders of Bancorp would otherwise have received.

              (c) FSC STOCK. All shares of FSC Common Stock which are outstanding immediately prior to the Merger shall continue to be outstanding after the Merger.

       3.2    THE MERGING BANKS.

              (a) FSB COMMON STOCK. All shares of FSB Common Stock which are outstanding immediately prior to the Bank Merger shall continue to be outstanding immediately after the Bank Merger

              (b) BANK COMMON STOCK. As of the Effective Time, each issued and outstanding share of Bank Common Stock and all rights in respect thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no FSB Common Stock or FSC Common Stock shall be delivered in exchange therefore.

       3.3 OPTIONS. Immediately prior to the Effective Time, each then outstanding Option issued under each stock option plan, program, agreement or arrangement of Bancorp (each a "BANCORP STOCK PLAN") that has previously vested prior to the Merger (a "VESTED OPTION") shall be exercised pursuant to a cashless exercise procedure whereby each holder of a Vested Option shall be entitled to receive on a net basis that number of shares of Bancorp Common Stock equal to X in the following formula:

                                    X = A(B - C)
                                        -------
                                           B

Where A equals the number of shares of Bancorp Common Stock subject to such Vested Option, B equals the Bancorp Share Price and C equals the strike price of such Vested Option. The aggregate number of shares so issuable with respect to all Vested Options shall be referred to herein as the "BANCORP OPTION SHARES." At the Effective Time, each Bancorp Option Share shall be converted into shares of FSC Common Stock pursuant to Sections 3.1 and 3.5 for the account of the holder of such Vested Option.

       3.4    DISSENTING SHARES.

              (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by the NGCL.

              (b) Notwithstanding the provisions of Section 3.4. (a) above, if any holder of shares of Bancorp Common Stock who demands appraisal of such holder's shares of Bancorp Common Stock under the NGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Bancorp Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1. hereof, without interest, upon surrender of the certificate or certificates representing such shares of Bancorp Common Stock pursuant to Section 3.5 hereof.

              (c) Bancorp shall give FSC (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Bancorp Common Stock, withdrawals of such demands, and any other instruments served on the Bancorp pursuant to the NGCL. Except with the prior written consent to FSC, Bancorp shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

       3.5    EXCHANGE OF SHARES AND CERTIFICATES.

              (a) EXCHANGE AGENT. As of the Effective Time, FSC shall deposit with First Chicago Trust Company of New York or such other bank or trust company as may be designated by FSC (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Bancorp Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, (i) cash in an amount sufficient to pay cash in lieu of fractional shares, and (ii) certificates representing the shares of FSC Common Stock issuable pursuant to
Section 3.1. hereof in exchange for outstanding shares of Bancorp Common Stock (the "EXCHANGE FUND").

              (b) EXCHANGE PROCEDURES; TRANSFER OF SHARES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bancorp Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of FSC Common Stock pursuant to Section 3.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FSC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FSC Common

Stock, and cash in lieu of fractional shares of FSC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FSC, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that whole number of shares which such holder has the right to receive pursuant to the provisions of this Article III and (ii) cash in lieu of any fractional number of shares as contemplated by this
Section 3.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Bancorp Common Stock which is not registered in the transfer records of Bancorp, a certificate representing the proper number of shares of FSC Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of FSC Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of FSC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares of FSC Common Stock as contemplated by this Section 3.5.
No interest shall be paid or accrue on any cash payable in lieu of any fractional shares of FSC Common Stock.

              (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to FSC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FSC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5(e) hereof, until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be applied to the holder of the certificate representing whole shares of FSC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FSC Common Stock to which such holder is entitled pursuant to Section 3.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FSC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of FSC Common Stock.

              (d) NO FURTHER OWNERSHIP RIGHTS IN BANCORP COMMON STOCK; NO TRANSFER FOLLOWING THE CLOSING DATE. All shares of FSC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5(e) hereof) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Bancorp Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bancorp Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

              (e)    FRACTIONAL SHARES.

                     (i) No certificates representing fractional shares of FSC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FSC.

                     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Bancorp Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FSC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to (A) such fraction multiplied by (B) the Average FSC Share Price.

              (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to FSC, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to FSC for payment of their Bancorp Common Stock, any cash in lieu of fractional shares of FSC Common Stock and any dividends or distributions with respect to FSC Common Stock.

              (g) NO LIABILITY. None of FSC, FSB, Bancorp, Bank or the Exchange Agent shall be liable to any person in respect of any shares of FSC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of FSC Common Stock, any cash in lieu of fractional shares of FSC Common Stock, or any dividends or distributions with respect to FSC Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

              (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FSC, on a daily basis. Any interest and other income resulting from such investments shall be paid to FSC.


                                  ARTICLE IV

                        COVENANTS OF BANCORP AND BANK

       4.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, each of Bancorp and Bank shall conduct its respective operations and business in the usual and ordinary course of business and consistent with past practice and use their commercially reasonable efforts to retain for the benefit of FSC and FSB the continuing services of the present officers and employees of Bank and Bancorp, to preserve the goodwill of customers and others having business relations with Bank and Bancorp, to preserve the deposit levels of Bank, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect. Without limiting the generality of the foregoing, and except as otherwise specifically permitted by this Agreement, during the period from the date hereof to the Effective Time, neither Bank nor Bancorp shall, without the prior written authorization of the Chairman, President or Chief Financial Officer of FSC:

              (a) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in their authorized capital stock, or issue, agree to issue or permit Bank or Bancorp to become obligated to issue any shares of their capital stock, or securities convertible into their capital stock, except that Bancorp may issue shares of Bancorp Common Stock upon the exercise of outstanding Options or Warrants described in Schedule 5.3;

              (b) OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of their capital stock, or securities convertible into their capital stock (except for the Options and Warrants outstanding as of the date hereof described in Schedule 5.3, Bancorp and Bank hereby represent and warrant that no options, warrants, stock appreciation rights or other rights to purchase shares of their capital stock are outstanding on the date hereof);

              (c) DIVIDENDS. Declare or pay any dividends or other distributions on any shares of their capital stock; PROVIDED, however, that Bank may declare dividends to Bancorp in accordance with normal practices and to cover expenses associated with the transactions hereunder in an amount not to exceed $3,530,278 (see lines 11 and 20 on Schedule 8.2(g) attached hereto);

              (d) PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of their stock, other than in a fiduciary capacity;

              (e) BENEFIT PLANS. Except as required by law, or, with the consent of FSC, to terminate the employee benefit plans identified in Section
5.16 incident to the integration of Bank's employees into the employee benefit plans offered by FSC or FSB, enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan (other than the cafeteria plan identified in Schedule 5.16) in respect of any of their directors, officers or other employees;

              (f) CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes Bancorp or Bank not to conduct their respective businesses in a manner consistent with normal business practices, including with respect to the securities or asset portfolios of Bank, (ii) has a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations of Bancorp and Bank (the parties hereto recognize that the operation of Bancorp and Bank until the Effective Time is the responsibility of Bancorp and Bank and their respective Boards of Directors and officers; nevertheless, Bancorp and Bank shall keep FSC advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Bancorp and Bank);

              (g) ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

              (h) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance any of their respective assets, dispose of any of their respective assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $20,000.00, other than the pending property purchase and the parking lot renovation at 6275 Neil Road, Reno, Nevada identified in
Schedule 5.14 or (ii) except for the two Agreements for Change-in-Control Severance Benefits set forth in Schedule 5.16 hereto, increase any compensation or benefits payable to their respective officers or employees, except to pay routine merit increases in accordance with past practices and costs associated with the transactions contemplated under this Agreement (the parties hereto recognize that Bank has in the ordinary course of business routinely pledged up to $45,000,000 of mortgage loan assets and U.S. government and agency securities as collateral for borrowings from the Federal Home Loan Bank of San Francisco and that Bank may continue to pledge residential mortgage loans and U.S. government and agency securities to the Federal Home Loan Bank of San Francisco to secure borrowings in an aggregate amount up to $35,000,000 through the Closing
Date). Notwithstanding the restrictions contained in this section, Bancorp or Bank may grant individual annual increases to officers and employees for 1999 in accordance with past practices up to a maximum aggregate total of 6% of the total annual compensation of all officers and employees, which amount shall not in any event exceed $378,902, and continue during 1999 incentive compensation arrangements in accordance with past practices.

              (i) AMENDMENTS TO CHARTER, ETC. Amend their respective Articles of Incorporation or make any material amendments to their respective Bylaws which would interfere in any manner with the transactions contemplated by this Agreement.

       4.2 INVESTIGATION; ACCESS. Each of Bancorp and Bank shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSC and FSB to that end, including, without limitation, providing to FSC and FSB, and their respective employees, accountants and counsel, access to Bancorp's and Bank's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; PROVIDED, however, that such investigation to be conducted by FSC and FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, or customer or employee relations, of Bancorp and Bank and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VIII.

       Bancorp and Bank have delivered to FSC, as Schedule 4.2, (i) a list setting forth all of the classified, criticized and non-performing assets of Bank ("CLASSIFIED ASSETS") as identified by Bank or by the most recent examination by Bank's federal or state bank examiner, along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("PAST DUE LOANS"), and (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii).

       From execution of the Agreement until Closing, Bancorp and Bank shall deliver to FSC (i) monthly reports which summarize the loan and lease and the deposit activity of Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

       FSC covenants and agrees that FSC and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Bancorp and Bank received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement/Prospectus, the Registration Statement on Form S-4 to be filed by FSC pursuant to Section 6.10, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Bancorp.

       4.3 REGULATORY APPROVALS. Bancorp and Bank shall (i) use their best efforts in good faith to assist FSC in obtaining all necessary regulatory approvals and taking or causing to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSB to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VIII. Bancorp and Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein. Bancorp and Bank know of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

       4.4 TERMINATION OF EMPLOYEE BENEFIT PLANS. On or before the Effective Time, Bancorp and FSC shall determine whether it is in the best interests of the parties hereto and the employees of Bancorp and Bank to terminate the employee benefit plans (as described in Section 5.16) or to merge such plans into an appropriate FSC benefit plan. FSC will cooperate in such determination to either freeze the Plans or transfer such benefits under the Plans (in a plan-to-plan transfer) into an existing benefit plan maintained by FSC as to which such benefits may be transferred without necessity of material amendment to, or adverse effect on qualification of, such FSC plan and provided further that FSC incurs no expense or other adverse result in allowing such rollover of benefits.

       4.5 INFORMATION FOR PROXY STATEMENT. Upon request by FSC, Bancorp and Bank shall timely prepare and deliver to FSC, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Registration Statement contemplated by Section 6.10 of this Agreement.

       4.6 ENVIRONMENTAL REPORTS. Within twenty (20) days of execution of this Agreement, Bancorp and Bank shall cause to be prepared, by firms reasonably acceptable to FSC, Phase I Environmental Reports with respect to real property owned by Bancorp and Bank, including Bank's branch facilities. In the event a Phase I report indicates that Bancorp or Bank may be a potentially liable party for remedial action under any environmental laws (as such term is defined in Section 5.7 below), then Bancorp and Bank shall cause Phase II Environmental Reports to be prepared detailing any possible exposure under such laws. The cost of said Phases I and II Environmental Reports and the cost of any remedial action determined to be necessary by such reports shall be borne by Bancorp and Bank. Bank shall make available to FSC any Phase I Environmental Reports which it has obtained on real property-secured loans.

       4.7 NOTIFICATION OF ACTIONS. Bancorp and Bank covenant and agree to immediately notify FSC and FSB in the event of any action which materially affects any of the covenants set forth in this Article IV.


                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

       As an inducement to FSC and FSB to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, Bancorp and Bank jointly and severally represent and warrant to and agree with FSC and FSB as of the date of this Agreement and as of the Closing Date as follows:

       5.1    ORGANIZATION, CONDUCT OF BUSINESS, ETC.  Each of Bancorp and Bank
(i) is duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, as defined in Section 11.17, below, on Bancorp or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Bancorp or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise). Other than Bancorp's ownership of Bank and except as set forth in Schedule 5.1, neither Bancorp nor Bank owns any equity interest in any other business organization and neither Bancorp nor Bank is a party to any joint venture or similar enterprise.

       5.2 CAPITALIZATION. The authorized capital stock of Bank consists solely of 6,000,000 shares of Bank Common Stock. As of the date hereof, there are 2,210,834 shares of Bank Common Stock issued and outstanding. Bancorp owns, beneficially and of record, all of the issued and outstanding shares of Bank Stock. The authorized capital stock of Bancorp consists solely of 15,000,000 shares of Bancorp Common Stock. As of the date hereof, there are 5,035,500 shares of Bancorp Common Stock issued and outstanding, net of 8,000 shares of treasury stock. The outstanding shares of Bancorp Common Stock and the holders of record thereof are identified on Schedule 5.2 hereto. All of the outstanding shares of capital stock of each of Bank and Bancorp have been duly authorized and are validly issued, fully paid and nonassessable.

       5.3 OPTIONS, SARS, WARRANTS, ETC. Schedule 5.3 identifies (i) the holders of each of the Options, the number of Options held by each holder of Options and the Option exercise price with respect thereto and (ii) the holders of each of the Warrants, the number of Warrants held by each holder of Warrants and the Warrant exercise price with respect thereto. Except for the Options and the Warrants, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank or Bancorp. Except for the stock option plans disclosed on Schedule 5.16, neither Bancorp nor Bank maintain a plan relating to the issuance, sale, purchase or redemption of capital stock of Bancorp or Bank.

       5.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Each of Bancorp and Bank has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Bancorp and Bank, has been duly executed and delivered on behalf of Bancorp and Bank, and, subject to approval by the shareholders of Bancorp, constitutes a valid and binding agreement of Bancorp and Bank, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

       5.5 BANCORP AND BANK REPORTS. Since January 1, 1995, each of Bancorp and Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Board of Governors of the Federal Reserve System (the "FEDERAL

RESERVE BOARD"), Federal Deposit Insurance Corporation (the "FDIC") and the Nevada Financial Institutions Division (the "DIVISION"). All such reports and statements filed by Bancorp or Bank with the Federal Reserve Board, the FDIC, the Division and other applicable state securities or banking authorities are collectively referred to herein as the "BANK REPORTS." As of their respective dates, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and as of the date hereof do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as set forth on Schedule 5.5, since January 1, 1995, no regulatory agency, including the Federal Reserve Board, the FDIC and the Division, has criticized, in any significant manner, the management or operation of Bancorp or Bank, cited Bancorp or Bank for a violation of law, or imposed any mandatory action by Bancorp or Bank to bring such party in compliance with applicable rules and regulations.

       5.6 BANCORP AND BANK FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Bancorp's audited Balance Sheets as of December 31, 1996 and December 31, 1997, and its audited Statements of Income and Statements of Cash Flow for the years ended December 31, 1996 and December 31, 1997, and Bancorp's unaudited interim Balance Sheet for the period ended September 30, 1998, heretofore delivered to FSC (hereinafter the "FINANCIAL STATEMENTS"), were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statement which requires year-end adjustments) and present fairly Bancorp's and Bank's financial condition, results of operations and changes in cash flow as of such dates.

       Bancorp and Bank will provide to FSC on a monthly basis prior to the Effective Time all interim financial statements relating to Bancorp and Bank customarily prepared by Bancorp or Bank.

       Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 5.6 and in Schedule 5.6, and except for those liabilities incurred in the normal course of Bancorp's or Bank's business or as contemplated by this Agreement, neither Bancorp nor Bank has any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 5.6, there are no suits, actions or proceedings pending or, to the knowledge of Bancorp or Bank or any of their directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of Bancorp or Bank or his or her heirs, executors or administrators, as against Bancorp or Bank or any successor to the business of Bancorp or Bank.

       5.7 ENVIRONMENTAL MATTERS. For purposes of this Section 5.7, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. Sections 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sections 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A. Sections 1251, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.A. Sections 6901, ET SEQ., and the Toxic Substances Control Act, 15 U.S.C.A. Sections 2601, ET SEQ. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

       Except as set forth in Schedule 5.7, to the best knowledge of Bancorp and Bank after due inquiry, neither Bancorp or Bank, nor any property of Bancorp or Bank, is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by Bancorp and Bank (including other real estate), to the best knowledge of Bancorp and Bank after due inquiry:

              (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

              (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

              (c) Neither Bancorp, Bank nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

              (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to FSC in writing.

              (e) No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

       5.8 LOAN LOSS RESERVES. The reserves for possible loan losses and net loan charge-offs of Bank as established from time to time by Bank are adequate under generally accepted accounting principles. Such reserves comply in all material respects with all loan loss requirements or guidelines applied to Bank by any governmental authorities having jurisdiction with respect thereto.

       5.9 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 5.6, and except as set forth on Schedule 5.9, Bancorp and Bank own, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date. Except as set forth in Schedule 5.9, neither Bancorp nor Bank has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To Bank's knowledge, there are no such violations of material nature and all buildings and structures used by Bancorp and Bank substantially conform with all applicable ordinances, codes and regulations. Except as set forth in Schedule 5.9 hereto, in Bancorp's and Bank's opinion, all such properties which are material to the business or operations of Bancorp and Bank are in a good state of maintenance and repair and are adequate for its current uses and purposes. During each of the past three calendar years, Bancorp and Bank and their properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Bancorp and Bank have delivered to FSC true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

       5.10 ABSENCE OF DEFAULTS. The execution of this Agreement and the Bank Articles of Merger does not and performance of the transactions contemplated by them will not (assuming Bancorp shareholder approval and applicable regulatory approval) (a) violate the provisions of the Articles of Incorporation or Bylaws of either Bancorp or Bank, or (b), except as set forth in Schedule 5.10, violate the provisions of or place either Bancorp or Bank in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which either Bancorp or Bank is subject, to which any property of either Bancorp or Bank is subject, or to which either Bancorp or Bank is a party, which violations or defaults would in the aggregate have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or otherwise) of either Bancorp or Bank.

       5.11   ABSENCE OF MATERIAL ADVERSE CHANGES.  Except as set forth on
Schedule 5.11, since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp and Bank that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on Bancorp or Bank. Since December 31, 1997, Bancorp and Bank have conducted their respective businesses only in the ordinary course and consistent with past banking standards.

       5.12   ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth in Schedule
5.12 hereto is a complete and accurate listing of all litigation, administrative or other proceeding to which Bancorp or Bank is a party, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of Bank and Bancorp, threatened or contemplated against or relating to Bancorp or Bank or any of their respective properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp or Bank, or the ability of Bancorp or Bank to consummate the Merger and Bank Merger contemplated hereby.

       5.13 ABSENCE OF BROKERAGE COMMISSIONS, ETC. Except for Bancorp's agreement with Hovde Financial, Inc., the details of which have been disclosed to FSC in Schedule 5.13, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bancorp and Bank directly with FSC and FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bancorp and Bank in such a manner as to give rise to any valid claim against Bancorp or Bank, or FSC or FSB, for a brokerage commission, finder's fee or like payment.

       5.14   MATERIAL CONTRACTS.  Except for those documents listed on Schedule
5.14 hereto, copies of which documents have been provided by Bancorp and Bank to FSC, each of Bancorp and Bank is not a party to or bound by any commitment, agreement or other instrument which (i) is material to the business, operations, properties, assets or financial condition of Bancorp or Bank; (ii) limits the freedom of Bancorp or Bank to compete in any line of business or with any person; or (iii) requires Bank to transfer funds (other than in the ordinary course of business) to, make an investment in or guarantee the debt of any entity. Except as set forth in Schedule 5.14, neither Bancorp or Bank is a party to any contract or agreement, including but not limited to any lease, service contract or employment agreement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, and (ii) provides for a total payment thereunder in excess of $20,000.00. Neither Bancorp or Bank is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a default, in any respect which has or may have a Material Adverse Effect on the business, operations, properties, assets or financial condition of Bancorp or Bank under any of the agreements or other instruments referred to in this Section 5.14.

       5.15   COMPLIANCE WITH LAWS; DOCUMENTATION.

              (a) Except as set forth on Schedule 5.15, to the best knowledge of Bancorp and Bank, after due inquiry: the conduct by Bancorp and Bank of their respective businesses does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Bancorp or Bank; and Bancorp and Bank each has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bancorp and Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974.

              (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, each is based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations. Except as set forth on Schedule 5.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

              (c) To the best knowledge of Bancorp and Bank, all loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

              (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Bancorp and Bank, has been or will be suffered or incurred by Bancorp and Bank.

              (e) To the best knowledge of Bancorp and Bank, Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or other) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of Bank.

              (f) Bank is not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

       5.16   EMPLOYEE BENEFITS.

              (a) Schedule 5.16 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Bancorp or Bank (the "PLANS"). Neither Bancorp nor Bank has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Bancorp or Bank.

              (b) Except as set forth in Schedule 5.16, there are no employment agreements entered into by Bancorp or Bank and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by Bancorp or Bank.

              (c) With respect to each of the Plans, Bancorp and Bank have heretofore delivered to FSC true and complete copies of each of the following documents: (i) each Plan and related trust, if any (including all amendments thereto); (ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA;
(iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE"); and (v) information which identifies (x) all asserted or unasserted claims arising under any Plan, (y) all claims presently outstanding against any Plan, (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law.

              (d) All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements. Except as disclosed on
Schedule 5.16, each trust associated with the Plans, if any, is fully funded as of the date of this Agreement. Schedule 5.16 sets forth the amount of monthly payments due and owing for each month that the 401(k) Plan, Bank Payroll Stock Deduction Purchase Plan, Deferred Compensation Plan and two Salary Continuation

Agreements for Robert N. Barone ("MR. BARONE") and Larry A.Platz ("MR. PLATZ") are continued and the amount of liability for claims if Bancorp or Bank were to terminate the Plans and the costs involved in any such termination. Except as disclosed in Schedule 5.16, there are no other material liabilities that would be incurred in connection with the termination of the Plans.

              (e) Except as disclosed on Schedule 5.16, each of the Plans has been operated and administered since inception in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Plans are legally valid and binding and in full force and effect.

              (f) All amendments required under the Code have been made by Bancorp or Bank and approved by the IRS with respect to each Plan on or prior to the date of this Agreement.

              (g) Except as set forth in Schedule 5.16, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA,
(C) deferred compensation benefits accrued as liabilities on the books of Bancorp or Bank, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

              (h) There are no pending or, to Bancorp's or Bank's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

              (i) Except as set forth in Schedule 5.16, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of Bancorp or Bank to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

              (j) Neither Bancorp nor Bank has ever had liabilities to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Bank or other trade or business under "common control" with Bancorp or Bank (as determined under Section 414(c) of the Code) (each a "COMMON CONTROL ENTITY") on account of any termination of a Plan subject to Title IV of ERISA. On and after September 2, 1974, no filing has been made by Bancorp or Bank (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Bank (or any Common Control Entity). Neither Bancorp, Bank nor any Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Plan subject to Section 4064(a) of ERISA to which Bancorp or Bank (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

       5.17 REPURCHASE AGREEMENTS. Bank has, as of the date hereof, and as of the Closing Date will have, valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of Bancorp and Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

       5.18 TAXES AND TAX RETURNS. Bancorp and Bank each has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all tax returns filed for the years ending 1995, 1996, and 1997. Bancorp and Bank have filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Except as set forth in Schedule 5.18, to the best knowledge of Bancorp and Bank, after due inquiry, Bank has timely filed all currency transaction reports required by the Bank Secrecy Act, as amended, has timely filed all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code; and has exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Bancorp and Bank have set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

       5.19   CONSENTS AND APPROVALS.   Except for (i) the filing of
applications and notices, as applicable, with the State of Nevada, the FDIC and/or the Federal Reserve Board and approval of such applications, (ii) the filing of the Bank Articles of Merger with the Nevada Secretary of State and the filing of the Certificate of Merger with the respective Secretaries of State of Delaware and Nevada, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Bancorp's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT"), and (iv) the consents and approvals set forth in SCHEDULE 5.19, no consents or approvals of, or filings or registration with, any governmental entity or with any third party are necessary in connection with
(A) the execution and delivery by Bancorp and Bank of this Agreement or (B) the consummation by Bancorp and Bank of the transactions contemplated by this Agreement.

       5.20   INSURANCE.   SCHEDULE 5.20 contains a true, complete and
correct description of all material policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance owned or held by Bancorp and Bank, copies of which have previously been delivered to FSC. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. During the last three years neither Bancorp nor Bank has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

       5.21 SECTION 280G. No payment received by any person as a result of the transactions contemplated hereby shall constitute an "excess parachute payment" within the meaning of section 280G of the Code.

       5.22 DISCLOSURE. No representation or warranty by Bancorp or Bank contained in this Agreement, nor any statement or certificate furnished or to be furnished by Bancorp or Bank to FSC or FSB or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of Bancorp and Bank with adequate information as to Bancorp and Bank and their condition (financial or otherwise), properties, assets, liabilities, business and prospects, and Bancorp and Bank have disclosed to FSC and FSB in writing all material adverse facts known to them relating to same.


                                   ARTICLE VI

            COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

       As an inducement to Bancorp and Bank to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, FSC and FSB jointly and severally covenant, represent and warrant to and agree with Bancorp and Bank as of the date of this Agreement and as of the Closing Date as follows:

       6.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. FSC and FSB (i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the State of Nevada (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a Material Adverse Effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FSC and its consolidated subsidiaries.

       6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. FSC and FSB each have the corporate power and authority to execute and deliver this Agreement.
This Agreement has been duly and validly approved by the Executive Committee of the Board of Directors of FSC and the Board of Directors of FSB, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the sole shareholder of FSB and ratification by the Board of Directors of FSC.

       6.3 FSC REPORTS. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "OCC"), (iv) the FDIC, and (v) other applicable state securities or banking authorities. All such reports and statements filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC REPORTS." As of their respective dates, to the best knowledge of the officers of FSC, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

       6.4 FSC FINANCIAL STATEMENTS; TAX RETURNS. FSC's Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Bancorp and Bank, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of December 31, 1998 when available. FSC has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

       Except as and to the extent stated in the FSC Financial Statements provided by FSC to Bancorp and Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective businesses, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

       6.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on FSC and its consolidated subsidiaries.

       6.6 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSB's respective Articles of

Incorporation, Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of FSB and Bank.

       6.7 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC or FSB to consummate the Merger contemplated hereby.

       6.8 REGULATORY APPROVALS. FSC and FSB shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bancorp and Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VIII. FSC knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities. FSC shall give Bancorp prompt notice of receipt of the regulatory approvals referred to in Section 8.1(a) and shall provide Bancorp with copies of any written comments by any regulatory authorities regarding or relating to the non-confidential portions of the regulatory applications filed in connection with the transactions contemplated hereby.

       6.9 FSC COMMON STOCK. All of the outstanding FSC Common Stock is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable.

       6.10 REGISTRATION OF SHARES. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form (the "REGISTRATION STATEMENT") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 ACT"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 RULES"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which Bancorp has informed FSC that its shareholders reside. FSC will furnish to Bancorp, its counsel, investment banker and accountants drafts of Registration Statement filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

       6.11 NOTIFICATION OF ACTIONS. FSC and FSB covenant and agree to immediately notify Bancorp and Bank in the event of the breach of any of the covenants set forth in this Article VI.

       6.12 NASDAQ/NMS LISTING. FSC shall take all actions necessary to assure that the shares of FSC Common Stock to be issued in the Merger will be approved for listing on the National Association of Security Dealers Automatic Quotation, National Market System ("NASDAQ/NMS") prior to the Closing Date.

       6.13 INDEMNIFICATION. FSC agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Bancorp and Bank as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, to the greatest extent permitted by Delaware law and the organizational documents of FSC as in effect, survive the Merger and shall continue in full force and effect for a period of three (3) years. If FSC or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, FSC shall use its commercially reasonable efforts to cause such successor and assigns of FSC to assume the obligations set forth in this Section 6.13.

       FSC shall use its commercially reasonable efforts to cause the persons serving as officers and directors of Bancorp and Bank immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the current policies of directors' and officers' liability insurance maintained by Bank with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that FSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors); PROVIDED, however, that FSC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Bank for such insurance.

       6.14 ONGOING CREDIT REVIEW. With respect to its ongoing credit review of Bank between the date hereof and the Effective Time, FSC covenants and agrees that it shall apply the same credit review procedures and credit standards it used in the initial credit review and that in its ongoing credit review it will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a Material Adverse Effect.

       6.15 LIMITATIONS ON FSC'S CONDUCT PRIOR TO THE EFFECTIVE TIME. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, FSC shall not, without prior written consent of Bancorp, take any action which would or is reasonably likely to
(i) adversely affect the ability of FSC to obtain any necessary approvals of any governmental entity required for the transactions contemplated hereby;
(ii) adversely affect FSC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of FSC's obligations hereunder not being satisfied.

       6.16 ACCESS TO INFORMATION. Upon reasonable request by Bancorp, Brad D. Hardy, Executive Vice President & Chief Financial Officer, or Jay S. Bachman, Senior Vice President, Corporate Development, shall be available in Salt Lake City, Utah, to Bancorp and its representatives, counsel, accountants and agents to discuss FSC's operations, and FSC shall provide to Bancorp and its representatives, at their request, copies of all filings made with the SEC between the date hereof and the Closing. Bancorp covenants and agrees that it and its representatives, counsel, accountants and agents will hold in strict confidence all documents and information concerning FSC or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Form S-4 or any of the public information of any application required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to FSC.

       6.17 FSB BOARD POSITION. FSC hereby agrees to elect Robert N. Barone to serve as a member of the Board of Directors of FSB for a term of one (1) year from and after the Effective Time. FSC further agrees to take no action to remove Mr. Barone as a director during such period unless such removal is for cause or results from Mr. Barone's inability to serve by reason of his physical or mental illness or incapacity.

       6.18 FEDERAL HOME LOAN BANK MEMBERSHIP. FSC hereby agrees to maintain Bank's membership, or obtain on behalf of FSB a membership, in the San Francisco Federal Home Loan Bank for one (1) year from and after the Effective Time; PROVIDED, however, that such membership may be terminated at any time during such period in the event that the Management Committee of First Security Bank, N.A. determines that there exist compelling business reasons to do so (such that FSB's continued membership and investment in the FHLB exposes FSB to unacceptable financial risk).


                                  ARTICLE VII

                     PROXY STATEMENT; SHAREHOLDER MEETINGS

       7.1 PROXY STATEMENT. FSC (with the assistance of Bancorp and Bank) shall prepare the Registration Statement, as provided in Paragraph 6.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing the shareholders of Bancorp with notice of the shareholder meeting for Bancorp. Bancorp and Bank represent and warrant that the information they provide for use in the Proxy Statement will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 ACT") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 RULES"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bancorp and Bank make no representation with respect to information furnished by FSC or FSB expressly for inclusion in the Proxy Statement. FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Bancorp and Bank expressly for inclusion in the Proxy Statement.

       7.2 BANCORP MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Bancorp at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and in no event later than the expiration of forty-five (45) days, or in the event of an SEC comment period, the expiration of such SEC comment period, if applicable, without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. Bancorp will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. Consistent with the exercise of their fiduciary duties to shareholders, the Board of Directors of Bancorp shall recommend to the shareholders that the shareholders approve the Agreement and the transactions contemplated therein.

       7.3 BANK AND FSB ACTION BY UNANIMOUS WRITTEN CONSENT. This Agreement shall be submitted to the sole shareholder of each of Bank and FSB for approval, ratification and confirmation pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of law as promptly as practicable after the execution of this Agreement, and in no event later than the expiration of forty-five (45) days without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock and will vote all of such shares in favor of this Agreement. Bancorp owns all of the issued and outstanding shares of Bank Common Stock and will vote all of such shares in favor of this Agreement.


                                 ARTICLE VIII

                             CONDITIONS OF CLOSING

       8.1  CONDITIONS OF CLOSING FOR ALL PARTIES.

       The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

            (a) REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to the consents, approvals and permissions of all applicable regulatory authorities which are necessary to the carrying out of the Bank Merger and Merger as described in this Agreement, shall have been procured; PROVIDED, however, the approvals referred to in this subparagraph
(a) shall not have imposed any significant conditions which FSC and FSB on the one hand, or Bancorp and Bank, on the other, reasonably deem to be materially disadvantageous or burdensome. An approval shall be deemed to be materially disadvantageous or burdensome if the approval includes a condition which, in the reasonable opinion of the Board of Directors of FSC, would have a Material Adverse Effect on the anticipated economic and business benefits to FSC of the transactions contemplated by this Agreement.

            (b) REGISTRATION STATEMENT, ETC. The FSC Common Stock to be issued by FSC hereunder shall be the subject of the Registration Statement and to qualification or exemption under state securities laws as appropriate. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order. Such FSC Common Stock shall have been included for listing in the NASDAQ/NMS subject to official notice of issuance.

            (c) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

            (d) TAX OPINIONS. FSC and Bancorp shall have received from Ray, Quinney & Nebeker, counsel to FSC, an opinion reasonably satisfactory to FSC and Bancorp in the form of Schedule 8.1(d), respectively, to the general effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes by Bancorp or FSC, nor shall the issuance of the FSC Common Stock result in the recognition of gain or loss by the holders of Bancorp Common Stock who receive such stock in connection with the Merger. The opinion shall be dated prior to the date the Prospectus is first mailed to the shareholders of Bancorp and such opinion shall not have been withdrawn or modified in any material respect.

            (e) SECTION 280G. There shall have been no payments received by any person as a result of the transactions contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

       8.2 CONDITIONS OF CLOSING FOR FSC AND FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

            (a) SHAREHOLDER APPROVAL. A majority of the shareholders of Bancorp shall have approved this Agreement and the Merger contemplated hereby (unless a higher percentage of the outstanding shares of Bancorp must approve the transaction under the Articles of Incorporation or Bylaws of Bancorp). Bancorp, as the sole shareholder of Bank, shall approve the Agreement and the Bank Merger.

            (b) BANCORP AND BANK RESOLUTIONS; CORPORATE DOCUMENTS. Each of Bancorp and Bank shall have delivered to FSC and FSB (i) a copy of its Articles of Incorporation as certified by the Nevada Secretary of State;
(ii) a copy of its bylaws certified by its corporate secretary, (iii) a certificate of good standing dated as of the Closing Date, issued by the appropriate governmental agency, (iv) certified copies of resolutions duly adopted by its Board of Directors approving this Agreement and, in the case of the Board of Directors of Bancorp, directing the submission thereof to a vote of the shareholders of Bancorp, and (v) certified copies of resolutions duly adopted by the shareholders of Bancorp (owning the outstanding shares as required by subparagraph (a) above) approving this Agreement and the Merger, all as contemplated hereby.

            (c) BANCORP AND BANK REPRESENTATIONS AND WARRANTIES. Unless waived in writing by FSB and FSC, the representations and warranties of Bancorp and Bank contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Bancorp and Bank shall each have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it. FSC and FSB shall have received at the Closing a certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Bancorp and Bank by one of their duly authorized executive officers.

            (d) COMFORT LETTERS. FSC shall have received letters from Kafoury, Armstrong & Co., dated (i) the effective date of the Registration Statement and (ii) shortly prior to the Effective Time, in form and substance satisfactory to FSC, with respect to Bancorp's and Bank's financial condition, which letters shall be based upon customary specified procedures undertaken by such firm. The "comfort letters" contemplated hereby shall include, but not be limited to, those matters identified in Schedule 8.2(d) attached hereto.

            (e) OPINION OF BANCORP AND BANK COUNSEL. Unless waived in writing by FSC and FSB, FSC and FSB shall have received at the Closing from Grady & Associates, special counsel to Bancorp and Bank, and other counsel to Bancorp and Bank acceptable to FSC, written opinions, dated the Closing Date, substantially in the form of Schedule 8.2(e) hereto.

            (f) AFFILIATE'S LETTER. Unless waived in writing by FSC, FSC shall have received a letter from each person who, in the opinion of Bancorp and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bancorp in the form attached hereto as Schedule 8.2(f). Such "affiliate's" letter shall include covenants with respect to compliance with the rules and regulations of the SEC for any public reoffering or sale of the FSC Common Stock to be issued under the terms of this Agreement to such affiliate.

            (g) CONDITION OF BANK. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to the execution of this Agreement and updated as of the Closing Date, as provided below, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not adversely impact FSB after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSC, there are no liabilities (existing, threatened or contingent) which FSC, in its discretion, determines to be unacceptable, as determined by reference to Articles IV and V of this Agreement; (iii) the methodology for determining and the allowance for loan and lease losses of Bank as determined by the grading of Bank loans and leases by FSC, is adequate in all material respects; (iv) the net earnings after taxes for the years ended 1995, 1996, 1997 and 1998 are as reported in the Financial Statements delivered to FSC pursuant to Section 5.6; and (v) as of the Closing Date, the net worth of Bancorp and Bank, calculated in accordance with generally accepted accounting principles and as more specifically set forth in Schedule 8.2(g) attached hereto, will exceed $16,658,575, exclusive of unrealized securities gains or losses pursuant to FASB 115 (see line 23 on Schedule 8.2(g)). The net worth test shall be calculated after accrual or payment of the expenses incurred by Bancorp and Bank with respect to the Bank Merger and Merger, including but not limited to investment banker's, auditor's and attorney's fees and expenses incurred with respect to employee severance payments and/or termination or freezing of any employee Plan, as defined in Section 5.16 (provided that all of such expenses collectively shall not exceed an aggregate total of $2,782,183 after tax (see lines 11 and 22 on Schedule 8.2(g) attached hereto)), but before pay-in of the exercise strike price, including any tax effects of such exercise, for the Options and Warrants, all of which shall inure to the benefit of FSC in addition to the equity target stated herein, as more specifically set forth in Schedule 8.2(g). Such net worth target assumes a Closing Date of March 31, 1999 and shall be increased by $190,000 per month (on a pro-rated basis) if the Closing Date were to occur after March 31, 1999. In the event that Bancorp and Bank incur costs as a result of Phase II remediation related to the Carson City, Nevada, property of Five Hundred Thousand Dollars ($500,000) or less, the parties agree that the purchase price shall be decreased on a dollar-for-dollar (after-tax) basis. Should the remediation costs exceed $500,000, the parties shall have the right to renegotiate the terms of this transaction.

       In the event FSB determines, and Bank agrees, that certain loans or assets should be written down or charged off or that additions to the provision for loan losses should be made, as contemplated by subparagraphs (ii) and (iii) of this Section 8.2(g), Bank agrees to take such actions as are appropriate under the circumstances and the net worth requirement set forth in this paragraph as a condition to Closing shall be determined after the taking of such actions.

       Any charge-offs, other asset write-downs or additions to the allowance for loan loss or other financial adjustments at or prior to the Closing made at the request, in writing, of FSC or FSB, for the convenience of FSC or FSB, and not required by said subparagraphs (ii) and (iii) of this 8.2(g), which charge-offs or additions Bank agrees to make, shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this
Section 8.2(g).

       With respect to the credit review to be conducted by FSC and FSB hereunder, FSC and FSB covenant and agree that the update credit review of Bank by FSC and FSB shall be conducted approximately fifteen (15) business days prior to the Closing Date. In conducting the update credit review, FSC and FSB agree that they shall apply the same credit review procedures and credit standards they used in the initial credit review and that in their update review they will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a material adverse event. A demonstrable adverse change or a material adverse event shall be defined by reference to the term Material Adverse Effect.

              (h) EMPLOYMENT AGREEMENTS. Each of Mr. Barone and Mr. Platz shall have executed and delivered an Employment Agreement in the form set forth as Schedules 8.2(h-1) and 8.2(h-2), respectively, attached hereto and incorporated herein.

              (i) CONDITION OF PROPERTIES. FSC shall have determined, based on the Phase I and Phase II Environmental Reports, as provided in Section 4.6 above, that there are no liabilities (existing, threatened or outright) associated with the real properties owned by Bancorp or Bank which are unacceptable. Such determination shall be made by FSC within forty-five (45) days of receipt of such Phase I and Phase II Environmental Reports delivered to FSC under Section 4.6, above.

              (j) OPTIONS AND WARRANTS. All Options and Warrants shall have been exercised or cancelled (and no additional Options or Warrants shall have been issued as of the Closing Date) and each of the Bancorp Stock Option Plans and agreements related thereto and the warrants covered by the Warrant Agreement provided under cover of Schedule 5.3 shall have been redeemed.

              (k) CAFETERIA PLAN ISSUES. Bank shall have (i) caused a Cafeteria Plan document under Section 125 of the Code to be in place;
(ii) caused Forms 5500-C/Rs for the years 1993 through 1997 to be filed with the Department of Labor and the Internal Revenue Service under the Delinquent Filer Voluntary Compliance Program ("DVCP"), and (iii) paid all penalties associated with such DVCP filings. Payment of the penalties in connection with such filings shall have no impact on the net worth test set forth in
Section 8.2(g).

       8.3 CONDITIONS OF CLOSING FOR BANCORP AND BANK. The obligation of Bancorp and Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following:

            (a) FSC AND FSB REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Bancorp and Bank, the representations and warranties of FSC and FSB contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Bancorp and Bank shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of FSC and FSB by one of their duly authorized executive officers.

            (b) OPINION OF FSC COUNSEL. Unless waived in writing by Bancorp and Bank, Bancorp and Bank shall have received at the Closing from Ray, Quinney & Nebeker, a written opinion, dated the Closing Date, substantially in the form of Schedule 8.3(b) hereto.

            (c) FSC RESOLUTIONS; CORPORATE DOCUMENTS. FSC shall have delivered to Bancorp a certified copy of resolutions duly adopted by the Board of Directors of FSC approving this Agreement, the Merger and the Bank Merger, all as contemplated hereby. FSC shall deliver to Bancorp (i) a copy certified by the Delaware Secretary of State's Office of FSC's Certificate of Incorporation; (ii) a copy of FSC's Bylaws certified by the Corporate Secretary, and (iii) a certificate of good standing dated as of a recent date, issued by the Delaware Secretary of State's office.

            (d) SHAREHOLDER APPROVAL. Under the Delaware General Corporation Law, FSC shareholder approval is not required for the Merger. FSC, as the sole shareholder of FSB, shall approve the Agreement and the Bank Merger. A majority of the shareholders of Bancorp shall have approved this Agreement and the Merger.

            (e) FAIRNESS OPINION. Bancorp shall have previously received a letter from Hovde Financial, Inc. dated as of a date within five (5) days of the mailing of the Bancorp Proxy Statement to the shareholders of Bancorp, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Bancorp.


                                  ARTICLE IX

                               CLOSING OF MERGER

       9.1 CLOSING. Unless the Agreement is earlier terminated in accordance with Article X, below, the closing of the transactions contemplated herein (the "CLOSING") shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the fifth business day after satisfaction or waiver of all of the conditions precedent set forth in Article VIII and the expiration of the required waiting period following approval of FSC's application to the Federal Reserve Bank of San Francisco and the Nevada Financial Institutions Division, if any, relating to the Merger and the Bank Merger but in no event later than thirty (30) days after the expiration of such period (the "CLOSING DATE"), at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah 84111.

       9.2  FILING OF CERTIFICATE OF MERGER AND ARTICLES OF MERGER.

            (a) Bancorp and FSC shall execute a Certificate of Merger and Articles of Merger in substantially the forms attached hereto as EXHIBITS A-1 and A-2 and shall cause such Certificate of Merger and Articles of Merger to be filed with the Delaware Secretary of State's Office and the Nevada Secretary of State's Office, respectively, on the Closing Date or as soon thereafter as practicable. The Effective Time of the Merger shall be on such date as the Delaware Secretary of State and the Nevada Secretary of State, under their respective rules and regulations, deem the Merger effective.

            (b) Bank and FSB shall execute articles of merger in substantially the form attached hereto as EXHIBIT B and shall cause such articles of merger to be approved by the Nevada Financial Institutions Division and filed with the Nevada Secretary of State's office, on the Closing Date or as soon thereafter as practicable. The Bank Merger shall take effect on such date as the Nevada Secretary of State, under rules and regulations governing such office, deems the Bank Merger effective, but in any event shall be effective after the Effective Time of the Merger.


                                   ARTICLE X

                                  TERMINATION

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

             (a) by mutual consent of the Executive Committee and Board of Directors of FSC and FSB, respectively, and the Boards of Directors of Bancorp and Bank; or

             (b) by the Boards of Directors of FSC and FSB, respectively, or the Boards of Directors of Bancorp and Bank at any time after the expiration of nine (9) months from the date hereof, if the Bank Merger and Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

             (b) by Bancorp and Bank, upon written notice to FSC and FSB at any time if any representation or warranty of FSC and FSB contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSB fail to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

             (c) by FSC and FSB upon written notice to Bancorp and Bank at any time if any representation or warranty of Bancorp and Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Bancorp and Bank fail to comply with any of their covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

             (d) by FSC and FSB, upon written notice to Bancorp and Bank at any time if a majority of Bancorp's shareholders (or such higher level mandated by the Articles of Incorporation or Bylaws of Bancorp) does not approve the Merger contemplated hereby, or if such Merger is disapproved by any governmental authority whose approval is necessary; or

             (e) by either Bancorp or FSC, if Bancorp shall have failed to act or refrain from doing any act as required under this Agreement pursuant to Section 11.9.

       10.2 EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 10.1, this Agreement shall become void and have no force or effect, except that Sections 10.2, 11.2,

11.9 and 11.11 shall survive the termination. Such termination shall not relieve any party of any liability for damages arising out of its willful breach of any provision of this Agreement for any default prior to such termination.


                                  ARTICLE XI

                             ADDITIONAL COVENANTS

       11.1 EMPLOYEE MATTERS. FSC shall use its best efforts to effect a conversion of Bancorp/Bank employees who become FSB employees to FSC benefit plans within twelve (12) months of the Effective Date (the "CONVERSION PERIOD"). During the Conversion Period, FSC shall continue only the following Plans described in Section 5.16, for the benefit of the employees of Bancorp/Bank who become FSB employees pending termination or merger of the Plans into FSC benefit plans:

             (a)  The Bank 401(k) plan; and

             (b)  The Bank Welfare Benefit Plans listed as or in items 4(a),
(b), (c), (d), (e), (f), (g), (h), and (j) of Schedule 5.16 hereto.

       Upon conversion to FSC benefit plans, Bancorp/Bank employees who are still employed at such time shall cease participation in the Plans described in Section 5.16 and shall be entitled to participate in such FSC benefit plans in accordance with the terms thereof and in accordance with FSC policy. For purposes of determining each such Bancorp/Bank employee's eligibility and vesting under such FSC benefit plans, FSC shall recognize such Bancorp/Bank employee's service with Bank beginning on the date such Bank employee commenced employment with Bank; PROVIDED, however, that with respect to the FSC 401(k) plan, prior service credit shall be given only for such period as Bank's 401(k) plan has been in existence; and, PROVIDED FURTHER that prior service credit shall not be given for purposes of accrual of benefits under the FSC retirement plan.

       FSC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Bancorp or Bank employees or their covered dependents who are covered under similar Bancorp or Bank health plans on the Closing Date and who elect coverage under FSC's health plans at the time such Bancorp or Bank employees are first given the option to enroll in FSC's health plans.

       FSC will use its best efforts to either freeze the Plans or transfer such benefits under the Plans (in a plan-to-plan transfer) into an existing benefit plan maintained by FSC as to which such benefits may be transferred without cost to FSC, or necessity of material amendment to, or adverse effect on qualifications of, such FSC plan; PROVIDED, however, that no accounts shall be permitted to roll-over to FSC's 401(k) plan without the express written consent of the trustee and sponsor of FSC's 401(k) plan, in its sole discretion, to such roll-over, which approval shall not be given in any event without receipt of such documentation from Bancorp and Bank as may be requested by FSC prior to Closing, including, without limitation, an Internal Revenue Service ruling obtained by Bancorp approving the roll-over and ensuring the qualification of the FSC 401(k) plan if the FSC 401(k) plan accepts such roll-overs.

       Each of Mr. Barone and Mr. Platz have entered into a Salary Continuation Agreement dated April 30, 1997 with Bancorp (the "SERP AGREEMENT") which provides for certain payments to each of Mr. Barone and Mr. Platz, respectively, upon a change in control of Bank as set forth therein. FSC agrees that, notwithstanding the date of the Effective Time, each of Mr. Barone and Mr. Platz shall be entitled to the April 30, 1999 benefit under the SERP Agreement.

       No provision of this Agreement shall be construed to prohibit FSC from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate after the Closing Date any employee benefit plan established, maintained or contributed to by FSC or its subsidiaries.

       11.2 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by either Bancorp and Bank, on the one hand, or FSC and FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Bank Merger and Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages for an amount not to exceed $2,500,000; PROVIDED, further, that in the event of a termination of this Agreement under
Section 10.1(f), above, Bancorp shall pay to FSC a termination fee of $2,000,000. Either party may elect to forego the recovery of damages and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

       11.3 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

       11.4 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("FAX"), with a copy to follow by first class mail, or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid.
If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, as confirmed by the fax activity report generated upon transmission of such fax.

              (a)    IF TO FSC AND FSB, TO:

                     First Security Bank of Nevada
                     530 Las Vegas Blvd. S
                     Las Vegas, Nevada 89101
                     Attn: David J. Smith, President
                           and Chief Executive Officer
                     Fax Number (702) 385-8705

                     WITH A COPY TO:

                     First Security Corporation
                     79 South Main Street
                     Salt Lake City, Nevada 84111
                     Attn: Brad D. Hardy, Esq.
                           Executive Vice-President & General Counsel
                     Fax Number: (801) 359-6928

                     WITH A COPY TO:

                     Sylvia I. Iannucci, Esq.
                     Ray, Quinney & Nebeker
                     400 Deseret Building
                     79 South Main Street
                     Salt Lake City, Utah 84111
                     Fax Number: (801) 532-7543

              (b)    IF TO BANCORP AND BANK, TO:

                     Comstock Bank
                     6275 Neil Road
                     Reno, Nevada 89511
                     Attn: Robert N. Barone, Chief Executive Officer Fax Number: (775) 828-0377

                     WITH A COPY TO:

                     Comstock Bancorp
                     6275 Neil Road
                     Reno, Nevada 89511
                     Attn: Robert N. Barone, Chief Executive Officer Fax Number: (775) 828-0377

                     WITH A COPY TO:

                     Francis X. Grady, Esq.
                     Grady & Associates
                     20800 Center Ridge Road, Suite 116
                     Rocky River, Ohio 44116-4306
                     Fax Number: (440) 356-7254

       Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VIII hereof. Between the date of this Agreement and the Closing Date, each party hereto will advise the other of the satisfaction of such conditions as they occur.

       11.5 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, except for Section 3.1 which establishes the Exchange Ratio, may be amended or modified at any time, either before or after its approval, if any, by the shareholders of any party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

       11.6 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall
(i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

       11.7 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

       11.8 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

       11.9 EXCLUSIVE MERGER AGREEMENT. Bancorp, Bank, and the Board of Directors of Bancorp covenant and agree that, between the date hereof and the date of the meeting of the shareholders of Bancorp described in Article VII hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Bancorp or Bank with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of Bancorp or Bank with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the Merger by the shareholders of Bancorp. Notwithstanding the foregoing, neither Bancorp, Bank nor any of their respective officers or directors shall be required by this Section 11.9 to take or refrain from taking any action if to do so would, in the written opinion of Bancorp's legal counsel, violate the duties imposed by law on the Bancorp directors or officers to the Bancorp shareholders.

       11.10 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 11.10 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this
Section 11.10 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with (i) regulatory agencies as to which regulatory approvals are contemplated by this Agreement or
(ii) the SEC consistent with Bancorp's obligations as a company whose shares are registered pursuant to the Securities Exchange Act of 1934.

       11.11 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall, upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

       11.12  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
None of the representations, warranties and agreements in this Agreements or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1(a), 3.4, 3.5, 6.10, 6.13, 6.17, 6.18, 11.1, 11.10 and 11.11, the Employment Agreements
in the form of Schedules 8.2(h-1) and 8.2(h-2), and the agreements of the Affiliates contained in the letters referred to in Section 8.2(f).

       11.13 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the parties may mutually agree to revise the structure of the Bank Merger and the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the holders of Bancorp Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and
(iii) not otherwise be prejudicial to the interest of the stockholders of Bancorp. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

       11.14 THIRD PARTIES. Except with respect to Article III, Sections 6.13, 6.17, 6.18 and 11.1 which are intended to benefit the shareholders, employees, officers and directors of Bancorp, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement, the term "parties" shall refer only to FSC, FSB, Bancorp or Bank as the context may require.

       11.15  SEVERABILITY.  Except to the extent that application of this
Section 11.15 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

       11.16 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

       11.17 DEFINITION OF "MATERIAL ADVERSE EFFECT". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger; PROVIDED, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally, (iii) any action or omission of FSC or Bancorp or any subsidiary of either of them taken with the prior written consent of FSC or Bancorp, as applicable, or permitted by this

Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.


                     [This Space Intentionally Left Blank]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                       FIRST SECURITY CORPORATION

                                       By
                                         ---------------------------------
                                         Morgan J. Evans, President and
                                         Chief Operating Officer


                                       FIRST SECURITY BANK OF NEVADA

                                       By
                                         ---------------------------------
                                         David J. Smith, President and
                                         Chief Executive Officer


                                       COMSTOCK BANCORP

                                       By
                                         ---------------------------------
                                         Robert N. Barone, Chairman and
                                         Chief Executive Officer


                                       COMSTOCK BANK

                                       By
                                         ---------------------------------
                                         Robert N. Barone, Chairman and
                                         Chief Executive Officer